Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reaches Definitive Agreement to Acquire Penreco for Approximately $240 Million in Cash and Announces Third Quarter 2007 Update
INDIANAPOLIS, October 22, 2007/PRNewswire-FirstCall/ — Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) (the “Partnership” or “Calumet”) has signed a definitive purchase agreement to acquire Penreco, a Texas general partnership, (“Penreco”) for approximately $240 million in cash, subject to customary purchase price adjustments.
Penreco is a partnership owned by ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation. Penreco, which had sales of approximately $432 million in 2006, manufactures and markets highly refined petroleum products and specialty solvents, including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, compressor lubricants and gelled products. The acquisition includes plants in Karns City, PA and Dickinson, TX. In addition, Calumet will enter into several long-term supply agreements with ConocoPhillips Company at closing. “This acquisition is expected to extend Calumet’s specialty products line and provide operational and marketing synergies with our current business,” said Bill Grube, president and CEO. “We are very pleased to add Penreco’s high quality products to our portfolio. We believe with this acquisition and our internal growth projects we will continue to deliver stable and consistent growth to our unitholders.”
The transaction is expected to close in the fourth quarter of 2007, subject to customary closing conditions and regulatory approval. There can be no assurance that all of the conditions to closing the acquisition will be satisfied. Calumet has a commitment in place, subject to certain conditions, which would allow the Partnership to fully finance the acquisition with borrowings under a secured credit facility. The Partnership intends to finance the acquisition with a combination of borrowings under this new credit facility and through the issuance of common units. Calumet’s obligation to close the acquisition is not conditioned on the receipt of financing.
Merrill Lynch & Co. and Schnitzius & Vaughan LLC acted as financial advisors to Calumet in the acquisition.
Third Quarter 2007 Results
For the quarter ended September 30, 2007, Calumet expects adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”) (as defined below and consistent with the Partnership’s credit agreements) will be in the range of approximately $20 million to approximately $22 million compared to $43.5 million for the quarter ended June 30, 2007 and $25.7 million for the quarter ended September 30, 2006. Cash flow from operations is expected to be in the range of approximately $38 million to approximately $40 million for the quarter ended September 30, 2007, compared to $39.3 million for the quarter ended June 30, 2007 and $34.3 million for the quarter ended September 30, 2006. Adjusted EBITDA for the quarter ended September 30, 2007 was adversely affected by a sharp increase in crude oil feedstock costs during the quarter. Historically, increases in crude oil feedstock costs have been passed through to Calumet’s customers; however, such price increases generally require several weeks or longer to be implemented. Although the Partnership has increased prices for many of its specialty products in response to recent increases in crude oil feedstock costs, the Partnership ultimately may not be able to pass through the full impact of current or future increases in crude oil feedstock costs or there may be significant delays in passing through those cost increases.
The Partnership defines EBITDA as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. Adjusted EBITDA means, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by (used in) operating activities or any other measure of financial performance presented in accordance with GAAP. The Partnership’s Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.
Shreveport Expansion Update
The Shreveport refinery expansion project is nearing completion. The project is expected to increase crude oil processing capability from approximately 42,000 barrels per day to approximately 57,000 barrels per day. Several units have been completed and are ready to begin production. Work on the remaining units will continue during the fourth quarter of 2007. While originally scheduled for completion during the fourth quarter of 2007, Calumet now expects production to ramp up during the beginning of the first quarter of 2008. Calumet is also increasing its estimated cost of the project from $200 million to $220 million due to time delays and both higher material and construction labor costs.
Conference Call
A conference call is scheduled for 10 a.m. ET (9:00 a.m. CT) Tuesday, October 23, 2007, to discuss the acquisition and third quarter 2007 update. Anyone interested in listening to the presentation may call 866-356-4281 and enter passcode 57639501. For international callers, the dial-in number is 617-597-5395 and the passcode is 57639501.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 26519078. International callers can access the replay by calling 617-801-6888 and entering passcode 26519078. The replay will be available beginning

Tuesday, October 23, 2007, at approximately 3:00 p.m. until Tuesday, November 6, 2007.
Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) is a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil into customized lubricating oils, solvents, and waxes used in consumer, industrial, and automotive products. Calumet also produces fuel products including gasoline, diesel fuel and jet fuel. Calumet is based in Indianapolis, Indiana and has three plants located in northwest Louisiana.
Forward Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the success of the Partnership’s risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.